Exhibit 99.1

Portland General Electric One World Trade Center 121 SW Salmon Street Portland, Oregon 97204 News Release

FOR RELEASE
February 24, 2012

Media Contact:	Investor Contact:
Gail Baker	Bill Valach
Director, Corporate Communications	Director, Investor Relations
Phone: 503-464-8693	Phone: 503-464-7395
Portland General Electric Reports
2011 Financial Results
and
Initiates 2012 Earnings Guidance

Portland, Ore., February 24, 2012 — Portland General Electric Company (NYSE: POR) today reported net income of $147 million, or $1.95 per diluted share, for the year ended December 31, 2011, compared to $125 million, or $1.66 per diluted share, for 2010. Net income was $29 million, or $0.38 per diluted share, for the fourth quarter of 2011 compared to $25 million, or $0.34 per diluted share, for the comparable period of 2010.

“I’m very proud of PGE’s accomplishments in 2011. We effectively managed our power supply operations, taking advantage of favorable regional hydro conditions, and successfully upgraded our Boardman and Coyote Springs thermal plants,” said Jim Piro, President and Chief Executive Officer. “Our 2011 performance reflects our continued focus on operational excellence, high customer satisfaction and delivering a competitive return for shareholders.”

Total retail revenues increased by $58 million for 2011 compared with 2010 reflecting a 4% increase in average retail prices and a 3% increase in total retail energy deliveries. Residential energy deliveries increased 4%, primarily due to cooler weather during the heating season. Commercial and industrial energy deliveries increased 3%, primarily due to increases in load from paper manufacturing. Excluding paper manufacturers and adjusting for weather, retail loads for 2011 were up approximately 0.5% from 2010.

Purchased power and fuel expense decreased by $69 million for 2011 compared with 2010 driven by favorable hydro conditions which resulted in an abundant supply of power from hydroelectric projects and lower wholesale power and natural gas prices, with increased energy from wind generation resources also contributing to the decrease. Average net variable power costs (NVPC) decreased by approximately 9% for 2011 compared to 2010. As a result of decreased NVPC, PGE recorded an estimated refund to customers of $10 million pursuant to the power cost adjustment mechanism (PCAM). Additionally, this reflects a 14% increase in energy received from hydroelectric resources and PGE’s economic decision to buy low cost wholesale power instead of generating power with its thermal plants. As a result, thermal generation represented 29% of the Company’s total system load in 2011, compared to 44% in 2010.

PGE’s 2011 results were offset by unfavorable items, which are not included in the Company’s PCAM, that lowered earnings per diluted share. These items amounted to approximately $12 million on a pre-tax basis, or $0.10 per diluted share, and included, among other items, the recognition of additional expense related to the Public Utility Commission of Oregon’s (OPUC’s) adjustment to the Company’s 2012 Annual Power Cost Update Tariff (AUT), a decrease from lower-than-expected gains on non-qualified benefit plan trust assets, and an increase in costs related to certain employee benefits.

Recent Developments

•
PGE continues to deliver excellent operating performance, ranking high in overall customer satisfaction. For 2011, the Company ranked in the top decile for general business customers, third in the nation among large key customers, and in the top quartile for residential customers.

•
In January, the OPUC adopted a procedural schedule for the request for proposals (RFP) for PGE’s capacity and baseload energy resources culminating with an OPUC public meeting tentatively scheduled for June 2012. PGE submitted the draft RFP to the OPUC in January which is subject to review and comment.

•
PGE continues to work with Bonneville Power Administration (BPA) and other regional utilities to develop a transmission line to help meet Oregon’s growing energy needs. The Company’s proposed Cascade Crossing Transmission Project, a 500-kilovolt transmission line running from Boardman to Salem, Oregon, would connect new and existing energy generating resources east of the Cascades to the Willamette Valley. BPA and PGE have identified terms and conditions to be addressed in connection with their discussions concerning joint development of the project.

•
In January, the Company completed construction of a $10 million, 1.75 mega-watt solar powered electric generating facility at the Baldock Safety Rest Area on Interstate 5 south of Wilsonville. The facility is expected to generate up to 2 million kilo-watt hours per year of renewable energy, the equivalent of nearly 9% of the Oregon Department of Transportation’s energy requirements in the Company’s operating area.

•
In December 2011, the U.S. Environmental Protection Agency issued new emissions limits under the Clean Air Act. The National Emission Standards for Hazardous Air Pollutants (NESHAP) are intended to regulate hazardous air pollutant emissions from coal- and oil-fired electric generating units. These emissions limits are based on the application of maximum achievable control technology (MACT). Based on preliminary full-scale testing results, PGE believes Boardman should meet the MACT requirements with the installation of currently planned emissions controls.

Fourth Quarter Operating Results

•	Revenues increased $24 million, or 5%, in the fourth quarter of 2011 compared to the fourth quarter of 2010,primarily due to the net effect of the following:

◦	A $32 million, or 7%, increase in Retail revenues, resulting from:

•
A $24 million increase related to a 5% increase in average retail prices, resulting primarily from the 3.9% overall increase effective January 1, 2011 authorized by the OPUC in the Company’s 2011 General Rate Case and an increase effective July 1, 2011 related to the recovery of increased depreciation expense of Boardman over a shortened operating life;

▪
A $19 million increase related to the regulatory treatment of income taxes (SB 408), primarily due to the reversal in the fourth quarter of 2010 of a collection from customers that had been recorded through September 30, 2010. Such amount was reversed as a result of the uncertainty around application of the rules related to SB 408. In May 2011, SB 408 was repealed effective beginning with 2010; and

•
An $11 million decrease primarily related to the regulatory impact of various items, including a $14 million decrease related to the deferral of Biglow Canyon Phase III in 2010 with no comparable amount in 2011. In 2011, the recovery of Biglow Canyon is included in the average retail price increase discussed above. This decrease was offset by a $7 million increase due to a reduction in the fourth quarter of 2011 of the estimated refund to customers pursuant to the Company’s PCAM for 2011 with no PCAM refund or collection recorded in 2010.

◦	A $7 million, or 39%, decrease in Wholesale revenues, consisting of a 37% decrease in volume partially offset by a 7% increase in average price.

•
Purchased power and fuel expense decreased $1 million in the fourth quarter of 2011 compared to the fourth quarter of 2010, due to the combination of a 3% decrease in total system load substantially offset by a 2% increase in average variable power cost and a $3 million increase recorded in the fourth quarter of 2011 related to the Company’s AUT for 2012. The average variable power cost increased to $39.91 per MWh in the fourth quarter of 2011 from $39.23 per MWh in the fourth quarter of 2010, primarily driven by a 24% decrease in energy received from hydroelectric resources.

•
Production and distribution expense increased $7 million, or 15%, due to increased operating and maintenance costs related to PGE’s distribution system and increased costs related to employee compensation and benefits.

•
Administrative and other expense increased $14 million, or 30%, primarily due to higher costs related to customer support, including an increase in the provision for uncollectible accounts, increased costs related to employee compensation and benefits, and increased legal fees.

•
Depreciation expense decreased $8 million, or 12%, largely due to the amortization of the refund of tax credits from its Independent Spent Fuel Storage Installation (ISFSI) (offset in Retail revenues) in 2011, increase in estimated useful lives of certain long-lived assets resulting from the latest depreciation study, and the impairment loss recognized in the fourth quarter of 2010 related to a photovoltaic solar power facility. These decreases were partially offset by an increase in depreciation expense related to a shortened operating life of Boardman.

2011 Annual Operating Results

•	Revenues increased $30 million, or 2%, in 2011 compared to 2010 primarily due to the net effect of:

◦	A $58 million, or 3%, increase in Retail revenues largely due to:

▪
A $62 million increase related to the volume of retail energy sold, with an increase of 4% in residential energy deliveries, driven by cooler temperatures during the heating season, and an increase of 3% in commercial and industrial energy deliveries; and

▪
A $61 million increase related to changes in average retail price that resulted primarily from the 3.9% overall increase effective January 1, 2011 authorized by the OPUC in the Company’s 2011 General Rate Case and an increase effective July 1, 2011 related to the recovery of increased depreciation expense of Boardman over a shortened operating life; partially offset by

▪
A $68 million decrease related to the regulatory impact of various items, including an $18 million decrease related to ISFSI tax credits refunded to customers in 2011 with no comparable amount in 2010 (offset in Depreciation and amortization expense), an $18 million decrease related to the accrual of revenue requirements for Biglow Canyon Phase III under the 2010 Renewable Adjustment Clause, and a $10 million decrease related to the decoupling mechanism with a $2 million refund to customers recorded in 2011 compared to an $8 million collection from customers recorded in 2010. Additionally, PGE recorded an estimated refund to customers of $10 million in 2011 as a result of the PCAM compared to no amount recorded in 2010.

◦	A $27 million, or 31%, decrease in Wholesale revenues, consisting of 17% declines in both average price and in volume.

•
Purchased power and fuel expense decreased $69 million, or 8%, in 2011 compared to 2010, comprised of a 9% decrease in average variable power cost, partially offset by a 1% increase in total system load. The average variable power cost decreased to $35.15 per MWh in 2011 from $38.68 per MWh in 2010, primarily driven by a shift in the mix of energy sources. Company-owned generation represented 44% of total system load in 2011 compared to 57% in 2010 due to an abundant supply of lower-cost purchased power.

•
Production and distribution expense increased $27 million, or 16% , in 2011 compared to 2010 primarily due to an increase in operating and maintenance expenses at the Company’s thermal generating plants (including extensive work performed during their planned annual maintenance outages in the second quarter) and at Biglow Canyon, the final phase of which was completed in August 2010. Increased operating and maintenance costs related to PGE’s distribution system and increased costs related to employee compensation and benefits contributed to the increase in production and distribution expense in 2011 compared to 2010.

•
Administrative and other expense increased $32 million, or 17%, in 2011 compared to 2010 primarily due to increased costs related to employee compensation and benefits, increased expenses related to legal matters, including reserves for asserted claims, and higher costs related to customer support, including an increase in the provision for uncollectible accounts.

•
Depreciation and amortization expense decreased $11 million, or 5%, in 2011 compared to 2010 largely due to the amortization of the refund of ISFSI tax credits (offset in Retail revenues) in 2011 and the impacts from the latest depreciation study. These decreases were partially offset by an increase in depreciation expense related to the shortened operating life of Boardman, the August 2010 completion of Biglow Canyon Phase III, and other capital additions in late 2010 and 2011.

•
Taxes other than income taxes increased $9 million, or 10%, in 2011 compared to 2010 primarily due to higher property taxes, resulting from both increased property values and tax rates, and higher city franchise fees related to increased Retail revenues.

•
Other income, net decreased $11 million, or 65%, in 2011 compared to 2010 primarily due to an $8 million decrease in the allowance for equity funds used during construction, as a result of lower construction work in progress balances during 2011 related primarily to the August 2010 completion of Biglow Canyon Phase III. Additionally, a nominal loss was recorded in 2011 related to a decrease in the fair value of the non-qualified benefit plan trust assets, compared to a $5 million gain recorded in 2010.

•
Income taxes increased $5 million, or 9%, in 2011 compared to 2010 primarily due to higher taxable income in 2011. An increase in production tax credits, related to the increased production from Biglow Canyon Wind Farm, was largely offset by an increase in the state income tax rate and a reduction in state tax credits.

2012 Earnings Guidance

PGE is initiating full-year 2012 earnings guidance of $1.85 to $2.00 per diluted share. Guidance is based on the following:

•	1.0% to 1.5% load growth over weather adjusted 2011 which excludes two large paper manufacturers;

•	Normal hydro conditions and plant operations;

•	Wind estimates based on wind studies completed in connection with the permitting process of the wind farm; and

•	Operating and maintenance costs comparable to 2011.

Fourth Quarter 2011 Earnings Call and Web cast — February 24, 2012

PGE will host a conference call with financial analysts and investors on Friday, February 24, 2012, at 11 a.m. EST. The conference call will be web cast live on the PGE website at www.PortlandGeneral.com. A replay of the call will be available beginning at 2 p.m. EST on Friday, February 24, 2012 through Friday, March 2, 2012.

Jim Piro, President and CEO; Maria Pope, Senior Vice President, Finance, CFO, and Treasurer; and Bill Valach, Director, Investor Relations, will participate in the call. Management will respond to questions following formal comments.

The attached condensed consolidated statements of income, condensed consolidated balance sheets, and condensed consolidated statements of cash flows, as well as the supplemental operating statistics, are an integral part of this earnings release.

# # # # #

About Portland General Electric Company

Portland General Electric Company is a vertically integrated electric utility that serves approximately 822,000 residential, commercial and industrial customers in the Portland/Salem metropolitan area of Oregon. The Company’s headquarters are located at 121 SW Salmon Street, Portland, Oregon 97204. Visit PGE’s website at www.PortlandGeneral.com.

Safe Harbor Statement
Statements in this news release that relate to future plans, objectives, expectations, performance, events and the like may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding earnings guidance, statements regarding future load, hydro conditions and operating and maintenance costs; statements concerning implementation of the Company’s Integrated Resource Plan; statements concerning future compliance with regulations limiting emissions from generation facilities and the costs to achieve such compliance; statements regarding the outcome of any legal or regulatory proceeding; as well as other statements containing words such as “anticipates,” “believes,” “intends,” “estimates,” “promises,” “expects,” “should,” “conditioned upon,” and similar expressions. Investors are cautioned that any such forward-looking statements are subject to risks and uncertainties, including the reductions in demand for electricity and the sale of excess energy during periods of low wholesale market prices; operational risks relating to the Company’s generation facilities, including hydro conditions, wind conditions, disruption of fuel supply, and unscheduled plant outages, which may result in unanticipated operating, maintenance and repair costs, as well as replacement power costs; the costs of compliance with environmental laws and regulations, including those that govern emissions from thermal power plants; changes in weather, hydroelectric and energy markets conditions, which could affect the availability and cost of purchased power and fuel; changes in capital market conditions, which could affect the availability and cost of capital and result in delay or cancellation of capital projects; unforeseen problems or delays in completing capital projects, resulting in the failure to complete such projects on schedule or within budget; the outcome of various legal and regulatory proceedings; and general economic and financial market conditions. As a result, actual results may differ materially from those projected in the forward-looking statements. All forward-looking statements included in this news release are based on information available to the Company on the date hereof and such statements speak only as of the date hereof. The Company assumes no obligation to update any such forward-looking statement. Prospective investors should also review the risks and uncertainties listed in the Company’s most recent Annual Report on Form 10-K and the Company’s reports on Forms 8-K and 10-Q filed with the United States Securities and Exchange Commission, including Management’s Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time.
POR-F
Source: Portland General Electric Company

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenues, net	$479	$455	$1,813	$1,783
Operating expenses:
Purchased power and fuel	215	216	760	829
Production and distribution	54	47	201	174
Administrative and other	60	46	218	186
Depreciation and amortization	57	65	227	238
Taxes other than income taxes	24	22	98	89
Total operating expenses	410	396	1,504	1,516
Income from operations	69	59	309	267
Other income:
Allowance for equity funds used during construction	2	1	5	13
Miscellaneous income, net	2	3	1	4
Other income, net	4	4	6	17
Interest expense	28	28	110	110
Income before income taxes	45	35	205	174
Income taxes	16	13	58	53
Net income	29	22	147	121
Less: net loss attributable to noncontrolling interests	—	(3)	—	(4)
Net income attributable to Portland General Electric Company	$29	$25	$147	$125

Weighted-average shares outstanding (in thousands):
Basic	75,346	75,299	75,333	75,275
Diluted	75,364	75,318	75,350	75,291
Earnings per share—Basic and diluted	$0.38	$0.34	$1.95	$1.66
Dividends declared per common share	$0.265	$0.260	$1.055	$1.035

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	As of December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$6	$4
Accounts receivable, net	144	137
Unbilled revenues	101	93
Inventories	71	56
Margin deposits	80	83
Regulatory assets - current	216	221
Other current assets	98	67
Total current assets	716	661
Electric utility plant, net	4,285	4,133
Regulatory assets - noncurrent	594	544
Nuclear decommissioning trust	37	34
Non-qualified benefit plan trust	36	44
Other noncurrent assets	65	75
Total assets	$5,733	$5,491

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$111	$102
Liabilities from price risk management activities - current	216	188
Short-term debt	30	19
Current portion of long-term debt	100	10
Regulatory liabilities - current	6	25
Accrued expenses and other current liabilities	151	145
Total current liabilities	614	489
Long-term debt, net of current portion	1,635	1,798
Regulatory liabilities - noncurrent	720	657
Deferred income taxes	529	445
Liabilities from price risk management activities - noncurrent	172	188
Unfunded status of pension and postretirement plans	195	140
Non-qualified benefit plan liabilities	101	97
Other noncurrent liabilities	101	78
Total liabilities	4,067	3,892
Total equity	1,666	1,599
Total liabilities and equity	$5,733	$5,491

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Years Ended December 31,
	2011	2010
Cash flows from operating activities:
Net income	$147	$121
Depreciation and amortization	227	238
Other non-cash income and expenses, net included in Net income	132	66
Changes in working capital	(5)	17
Other, net	(48)	(51)
Net cash provided by operating activities	453	391
Cash flows from investing activities:
Capital expenditures	(300)	(450)
Other, net	1	20
Net cash used in investing activities	(299)	(430)
Cash flows from financing activities:
Net (payments) issuances of long-term debt, including premiums paid or issuance costs incurred	(80)	61
Net proceeds of short-term debt	11	19
Dividends paid	(79)	(78)
Noncontrolling interests’ capital (distributions) contributions	(4)	10
Net cash (used in) provided by financing activities	(152)	12
Change in cash and cash equivalents	2	(27)
Cash and cash equivalents, beginning of year	4	31
Cash and cash equivalents, end of year	$6	$4

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenues (dollars in millions):
Retail:
Residential	$242	$225	$877	$803
Commercial	161	152	635	601
Industrial	58	58	226	221
Subtotal	461	435	1,738	1,625
Other accrued revenues, net	2	(4)	(16)	39
Total retail revenues	463	431	1,722	1,664
Wholesale revenues	11	18	60	87
Other operating revenues	5	6	31	32
Total revenues	$479	$455	$1,813	$1,783

Energy sold and delivered (MWh in thousands):
Retail energy sales:
Residential	2,128	2,095	7,733	7,452
Commercial	1,774	1,768	7,070	6,945
Industrial	887	891	3,554	3,286
	4,789	4,754	18,357	17,683
Delivery to direct access customers:
Commercial	85	81	349	332
Industrial	151	186	639	718
	236	267	988	1,050
Total retail energy sales and deliveries	5,025	5,021	19,345	18,733
Wholesale energy deliveries	293	465	2,142	2,580
Total energy sold and delivered	5,318	5,486	21,487	21,313

Number of retail customers at end of period:
Residential			720,269	719,031
Commercial			101,714	101,180
Industrial			240	247
Direct access			243	218
Total retail customers			822,466	820,676

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS, continued
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2011	2010	2011	2010
Sources of energy (MWh in thousands):
Generation:
Thermal:
Coal	1,417	1,381	4,125	4,984
Natural gas	1,080	1,295	2,138	4,460
Total thermal	2,497	2,676	6,263	9,444
Hydro	409	475	1,933	1,830
Wind	191	171	1,216	833
Total generation	3,097	3,322	9,412	12,107
Purchased power:
Term	1,195	1,040	6,252	3,984
Hydro	407	593	2,897	2,417
Wind	66	47	269	297
Spot	563	491	2,763	2,618
Total purchased power	2,231	2,171	12,181	9,316
Total system load	5,328	5,493	21,593	21,423
Less: wholesale sales	(293)	(465)	(2,142)	(2,580)
Retail load requirement	5,035	5,028	19,451	18,843

	Heating Degree-days		Cooling Degree-days
	2011	2010	2011	2010
1st Quarter	1,974	1,629	—	—
Average	1,845	1,849	—	—
2nd Quarter	946	861	16	18
Average	698	684	69	73
3rd Quarter	51	117	346	296
Average	87	82	393	398
4th Quarter	1,679	1,580	—	—
Average	1,589	1,577	2	2
Annual total	4,650	4,187	362	314
Annual total average	4,219	4,192	464	473
Note: “Average” amounts represent the 15-year rolling averages provided by the National Weather Service (Portland Airport).